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                                   UNITED STATES
                          SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C. 20549

                                      FORM 8-K



CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.


Date of Report (Date of earliest event reported)      September 4, 1998
                                                 -------------------------

                                PACCAR FINANCIAL CORP.
--------------------------------------------------------------------------------
                (Exact name of Registrant as specified in its charter)

                  Washington                             91-6029712
     -------------------------------      ------------------------------------
     (State or other jurisdiction of      (I.R.S. Employer Identification No.)
      incorporation or organization)


          777 - 106th Avenue N.E., Bellevue, Washington             98004
          ------------------------------------------------------------------
             Address of Principal Executive Offices)              (Zipcode)

          Registrant's telephone number, including area code: (425) 468-7100
                                                             ---------------


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          (Former name, former address and former fiscal year, if changed since last report)


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ITEM 5.  OTHER EVENTS.

The Securities and Exchange Commission issued an interpretation requiring additional disclosures regarding the Year 2000 issue for registration statements filed after August 4, 1998. The Company does not believe it has a significant exposure as a result of the Year 2000 issue. Although the disclosure is not required for 1934 act filings such as the Form 10-Q until the third quarter of 1998, due to an impending registration of debt securities on Form S-3, the required additional disclosures are attached as Exhibit A hereto and incorporated by reference.





                                      SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                               PACCAR Financial Corp.
                                                       (Registrant)

Date:   September 4, 1998                 By:  A. J. Wold


                                               ------------------------
                                               A. J. Wold
                                               President

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EXHIBIT A

The following discussion of the Year 2000 issue contains forward-looking statements. The following words or phrases such as "believes", "expects", "is expected", "potential outcomes", "could", "in the unlikely event", "most reasonably likely worst case scenario" and "the possibility of" are intended to identify such statements. Forward-looking statements are subject to certain risks, uncertainties and assumptions that could cause actual results to differ materially from those predicted.


                                  YEAR 2000 ISSUE


The Year 2000 issue refers to the potential adverse consequences of computer systems failing because they do not recognize or correctly process a date falling on or after January 1, 2000. The problem stems from decisions made decades ago by software developers trying to save scarce storage space by using only two digits to signify the year. Without corrective action, many systems will read the Year 2000 as 1900, causing processing errors and systems failures.

As a finance company, the Company relies upon computer processing to originate and service loans. The Company has identified and evaluated its major internal systems for Year 2000 compliance. Internal systems have already been modified to enable the Company to process loans with a termination date after the Year 2000. Some additional software related changes for the systems to operate properly after the Year 2000 have been identified by the Company and are in process of being corrected. A team consisting of full-time employees supplemented with contract staff is working to make the necessary changes. The Company expects to have its critical systems compliant before the Year 2000. Total cost to the Company is expected to approximate $2.0 million, of which $0.5 million has been incurred through August 31, 1998. Operating funds will fund the cost of the project. Since the Company is not a manufacturer, the Company's reliance on embedded computer systems is limited to facilities related matters, such as office security systems and telecommunications equipment.

In the unlikely event that the Company's loan system fails as a result of the Year 2000, the Company is developing a contingency plan which will explore a combination of alternate Year 2000 compliant systems in place at other PACCAR finance subsidiaries and manual processes.

The Company also relies on the ability of banks and other financial institutions participating in the public debt markets to fund its lending activity. If there is a significant failure of banking systems or systems of other entities within the public market structure due to the Year 2000 issue, the Company's ability to access the credit markets and process payments could be adversely affected.
With respect to banks and other financial institutions with which it has relationships, the Company has sent letters and has received responses indicating that such banks and other financial institutions already are or will be compliant by the Year 2000. The Company is in process of confirming with its vendors for embedded computer systems related to facilities issues such as office security systems and telecommunications equipment that such vendors will be Year 2000 compliant.

Although the Company is a collateral based lender with hard copy evidence to enforce its obligations, the most reasonably likely worst case scenario if all its systems are not Year 2000 compliant, is that information and reports would contain inaccuracies that would slow the efficient processing of payments, result in increased administrative costs to the Company and generally

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reduce customer service.  The cumulative effect of these potential outcomes is unknown, but could have a material effect on the Company's financial condition, the results of operations and liquidity.

The Company has no single customer concentration greater than 2% of assets and the impact on the Company from a single customer's non-compliance is not expected to be material. However, if a large number of its major customers encounter operating problems due to Year 2000 causing them to default on their obligations, there could be a material impact on the Company due to higher credit losses and lower interest income.

Management believes it is taking the necessary steps regarding Year 2000 compliance with respect to matters within its control to ensure that the Year 2000 issue will not materially impact the Company. Due to the cyclical nature of the trucking business, the possibility of a general economic or a trucking industry specific business downturn has long been factored into the Company's credit granting decisions. If the United States economy enters into a recession due to widespread interruption in commercial activity or the effect of diverting substantial resources to achieve Year 2000 compliance, the Company would likely experience an increase in credit losses, a reduction in interest income and a drop in new lending volume.